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                      Edudata Corporation and Subsidiaries
     For the Thirteen Week and Twenty Six Week Periods Ended August 31, 1996




                                                                      EXHIBIT 11


STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

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NET INCOME PER SHARE WAS                                     Thirteen Weeks  Twenty Six Weeks
CALCULATED AS FOLLOWS:                                       --------------  ----------------
Primary:

Net Income (loss)                                              $   75,723       $   35,733

Weighted average common shares outstanding                      8,746,900        8,288,479

Incremental shares under stock options computed
 under the treasury stock method using the average
 market price of the issuer's commons stock during
 the period                                                       302,821          276,058

Net income (loss) per share                                    $      .01       $      .00

Fully diluted:

Net income (loss)                                              $   75,723       $   35,733

Weighted average common shares outstanding                      9,049,721        8,564,536

Incremental shares under stock options computed under
the treasury stock method using the market price of the
issuer's common stock at the end of the period of higher
than the average market price                                     307,407          307,407

Weighted average common and common equivalent
shares outstanding                                              9,054,307        8,595,886

Net Income (loss) per share                                    $      .01       $      .00
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